EXHIBIT 1(hh)
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                             USAA MUTUAL FUND, INC.

                           CERTIFICATE OF CORRECTION
                           TO ARTICLES SUPPLEMENTARY


     USAA Mutual Fund, Inc., a Maryland corporation having its principal office in San Antonio, Texas (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

     1. On June 29, 2001, the Corporation filed with the Department an Articles Supplementary (the "Articles Supplementary") that provided, among other things, for an increase in the aggregate number of authorized and unissued shares of stock in the class of shares designated as the Money Market Fund.

     2. The Corporation is the only party to the Articles Supplementary.

     3. The Articles Supplementary contains a typographical error, error of transcription, or other error and the Corporation desires to correct such error by filing this Certificate of Correction.

     4. The Articles requiring correction as previously filed are as follows:

     "SECOND: (b) In accordance with Section 2-105(c) of the Maryland General Corporation Law and pursuant to authority expressly vested in the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors hereby increases the aggregate number of shares of stock [. . .] by classifying [. . .] an additional 5,000,000,000 shares of the authorized and unissued stock of the Corporation into the Money Market Fund."

     and

     "FOURTH: (c) After the increase in the total number of shares classified as shares of [. . .] the Money Market Fund, there are classified [. . .] 9,700,000,000 shares of the Money Market Fund [. . .]"

     5. The increase in the aggregate number of shares of stock of the class of shares designated as the Money Market Fund is hereby corrected to read as follows:

     "SECOND: (b) In accordance with Section 2-105(c) of the Maryland General Corporation Law and pursuant to authority expressly vested in the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors hereby increases the aggregate number of shares of stock [. . .] by classifying [. . .] an additional 3,000,000,000 shares of the authorized and unissued stock of the Corporation into the Money Market Fund."

     and

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     "FOURTH:  (c) After the increase in the total number of shares  classified as shares of [. . .] the Money Market Fund, there are classified [. . .] 7,700,000,000 shares of the Money Market Fund [. . .]"

     6. This Certificate of Correction does not alter the wording of any resolution which was adopted by the Board of Directors or the stockholders of the Corporation or make any other change or amendment which would not have complied in all respects with the requirements of the Maryland General Corporation Law at the time the Articles Supplementary were filed.

     IN WITNESS WHEREOF, USAA Mutual Fund, Inc. has caused this Certificate of Correction to be executed in its name and on its behalf by its Assistant Secretary and witnessed by its Secretary on September 25, 2001.



WITNESS:                                      USAA MUTUAL FUND, INC.



 /S/ MICHAEL D. WAGNER                          /S/MARK S. HOWARD
 ----------------------                         --------------------
 Michael D. Wagner                              Mark S. Howard
 Secretary                                      Assistant Secretary


LIBC/1261676.1
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